Exhibit 99.1
Case 2:14-cv-01699-MMD-DJA Document 1642 Filed 06/02/25 Page 1 of 2

UNITED STATES DISTRICT COURT DISTRICT OF NEVADA * * *

ORACLE INTERNATIONAL CORPORATION, et al., Plaintiffs, v. RIMINI STREET, INC., et al., Defendants.	Case No. 2:14-cv-01699-MMD-DJA ORDER ON FEES ON REMAND

This is a long-running software copyright and unfair competition dispute between Plaintiffs and Counter Defendants Oracle America, Inc., and Oracle International Corporation (collectively, “Oracle”) and Defendants and Counter Claimants Rimini Street, Inc., and Seth Ravin generally regarding Rimini Street, Inc.’s unauthorized copying of Oracle’s enterprise software into and from development environments created by Rimini Street, Inc. for its clients, along with disputes regarding allegedly false statements in marketing and advertising and unfair competition. (ECF Nos. 1253 at 2, 1305 at 12-13.) Following a bench trial, the Court mostly—but not entirely—found in Oracle’s favor and entered a permanent injunction against Rimini. (ECF Nos. 1536 (“Bench Order”), 1537 (the “Injunction”), 1538 (“Judgment”).) The United States Court of Appeals for the Ninth Circuit subsequently vacated some of the Bench Order and the portions of the Injunction Rimini appealed in a published opinion in the end of 2024. (ECF No. 1617 (the “Opinion”).) After the Ninth Circuit issued its mandate on the Opinion, the Court vacated the Injunction and portions of the Bench Order and issued a revised Injunction. (ECF Nos. 1634, 1635.) The parties are currently litigating Oracle’s copyright infringement claim as to Rimini’s PeopleSoft support processes consistent with the Opinion. (ECF No. 1636.)
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Case 2:14-cv-01699-MMD-DJA Document 1642 Filed 06/02/25 Page 2 of 2

In addition, and tangentially, the Court awarded attorneys’ fees and costs to Oracle. (ECF No. 1610 (“Fees Order”), 1611 (judgment).) Rimini separately appealed the Fees Order. (ECF No. 1612.) The Ninth Circuit recently remanded Rimini’s appeal of the Fees Order to the Court, instructing the Court to, “consider vacating its previous fees and costs award and consider anew the award of fees in light of our merits decision and subsequent developments in the district court.” (ECF No. 1641.)
Like the approach the Court took as to the Injunction, the Court agrees with the Ninth Circuit it is most judicially efficient to vacate the Fees Order now, without prejudice to Oracle again moving for fees and costs after the conclusion of the ongoing proceedings regarding copyright infringement as to Rimini’s PeopleSoft support processes. The Opinion substantially changed the outcome of this case, and the issues the Court found Oracle prevailed on in awarding fees are entangled with rulings the Ninth Circuit vacated in the Opinion. Moreover, the Ninth Circuit suggests vacating the Fees Order is the appropriate next step for the Court to take. (Id.) For clarity, in any renewed motion, Oracle could again seek fees reflecting its narrowed Lanham Act victory and its successful DMCA claims.
It is therefore ordered that the Fees Order (ECF No. 1610) and corresponding judgment (ECF No. 1611) are vacated.
The Clerk of Court is directed to update the docket accordingly.
DATED THIS 2nd Day of June 2025.

MIRANDA M. DU UNITED STATES DISTRICT JUDGE